HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

________

Email: harttrinen@aol.com

Facsimile: (303) 839-5414

(303) 839-0061

October 6, 2023

Doc.Com, Inc.

408 Broadway 2nd floor,

New York, New York 10013

This letter will constitute our opinion upon the legality of the sale by Doc.Com, Inc., a Delaware corporation, (the “Company”), of up to 25,000,000 shares of common stock all as referred to in the Company's Offering Statement and Offering Circular filed with the Securities and Exchange Commission pursuant to Regulation A.

We have examined the Certificate of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, and a copy of the Company's Offering Statement and Offering Circular. Based upon the foregoing, in our opinion the shares of common stock mentioned above, when sold in the manner described in the Company's Offering Statement and Offering Circular, will be legally issued and these shares will represent fully paid and non-assessable shares of the Company's common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart